================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) January 22, 2002


                               UNITY BANCORP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



DELAWARE                              1-12431                   22-3282551
----------------------------        ------------           -------------------
(State or other jurisdiction        (Commission               (IRS Employer
of incorporation)                   File Number)           Identification No.)




64 OLD HIGHWAY 22, CLINTON, NEW JERSEY                             08809
------------------------------------------------                ----------
(Address of principal executive offices)                        (Zip Code)




        Registrant's telephone number, including area code (908) 730-7630

================================================================================

Item 5. Other

The Wall Street Transcript has published an in-depth interview with James Hughes, CFO of Unity Bancorp (Nasdaq:UNTY - news), in which he talks at length about the company's future.

JAMES A. HUGHES CFO
UNITY BANCORP, INC
64 OLD HIGHWAY 22
CLINTON, NJ 08809
JAMES.HUGHES@UNITYBANK.COM
(908) 713-4306
(908) 713-4351 - FAX
www.unitybank.com
-----------------

         TWST: WE'D LIKE TO BEGIN WITH A BRIEF OVERVIEW OF THE HISTORY AND EVOLUTION OF UNITY BANCORP, INC?

         MR. HUGHES: Unity Bank has had a very difficult 1999 and 2000. In 1999 the company underwent a significant expansion and doubled its branch franchise to 17 branches and purchased a mortgage company. Unfortunately, the expansion wasn't well thought out, and as a result, the company incurred significant losses both in 1999 and 2000. In addition, the acquired mortgage company didn't perform as expected and was written off in 2000. As a result of the expansion, the company lost approximately $5 million both in 1999 and in 2000. As a result of those losses, the company became under-capitalized and was put under a Regulatory Order in July of 2000.

         In 2000, the company undertook several initiatives to reposition the company back to profitability. In the first quarter of 2000, we adopted a capital restoration plan, which included the raising of $5 million of preferred stock in the first quarter of 2000. That gave us the necessary capital to become adequately capitalized. In addition, we sold off two portfolios of loans, one in the first quarter and in the third quarter of 2000. Unfortunately, both of those sales were at a loss, but it provided additional liquidity in addition to enhancing capital.

         And then lastly, in the fourth quarter of 2000, the company sold off five of its branches, reducing the number of branches from 17 branches to 12 branches. We also dissolved the mortgage company, including the write-off of all the goodwill. In summary, 2000 was a year of repairing the financial position of the company. We went from being undercapitalized in 1999, to being well-capitalized by the end of 2000.

We started the year 2001 with our 12-core branch franchise in our marketplace in Hunterdon County, Somerset County, and the Union County area, and significantly reduced the operating expenses. We also started the year with our new management team. We have a new President; a new CFO, and a new Controller. We also organized the company along lines of business. Although our performance to date has still been under our peers, if you look from where we came, each quarter we've have continued improvement in earnings and our financial ratios are continuing to get stronger.

         The regulatory bodies, the FDIC, the FRB, and the State have conducted their normal examination in 2001 and we have complied with all aspects of the Order. They will make a decision in the future with regard to the Regulatory Order.

         In 2001, in addition to improving our profitability, we restructured our equity capital where we converted the majority of the preferred stock to common. We've received approval again to pay dividends on our preferred stock. We've increased our net interest margin significantly during the course of the year, and we expect the margin to continue to expand. We continue to show strong loan growth, which has contributed to our widened margin, despite the recent precipitous drop in interest rates.

To summarize it, we're probably at the halfway point to where we want to be. We recognize that it takes a while to go from a company that was undercapitalized and subject to a Regulatory Order to being in the top quartile of its peer group. We're not nearly there yet, but we recognize that all the fundamentals of the company are sound and we expect 2002 to be significantly improved over 2001. I think most shareholders, or people who follow the company, will look at our 2001 results to see that a real turn around is underway.

         TWST: YOU MENTIONED BEING HALF WAY TO WHERE YOU WANT TO BE. ARE YOU COMFORTABLE WITH THE 12 BRANCHES AT THIS POINT, IS THAT THE WAY YOU'D LIKE TO OPERATE FOR THE TIME BEING? AND ALSO, WHAT ARE SOME OF THE MORE SIGNIFICANT CHANGES YOU THINK STILL HAVE TO BE MADE SO THAT YOU CAN GET TO WHERE YOU WANT TO BE AS SOON AS POSSIBLE?

         MR. HUGHES: Under the current Regulatory Order we are prohibited from expanding our branch franchise. Although, we're all hopeful that the Regulatory Order will be lifted in the foreseeable future. Once lifted, we will look at strategic opportunities that may become available to buy or start a branch or two. Do we want to grow the company prudently? Yes. Are there any short-term acquisitions that we're planning? No, however, those types of opportunities sometimes find you as opposed to you finding them. Short term, our plan is to continue to serve our customers in our markets, continue to grow our deposit base and to grow our loan portfolio with predominant growth in commercial and SBA loans.

         TWST:  WHEN DO YOU PROJECT THAT YOU MIGHT BE GOING AT FULL THROTTLE?

         MR. HUGHES: Well, I would say we're from a production point of view, we are almost going at full throttle right now. Our loan growth and our deposit growth are above our peer group, and each quarter that passes, we continue to grow the balance sheet. Our net interest spread continues to widen because of the growth in earnings assets. We have the necessary capital to support the growth of the company. If you took our third quarter trend and you projected it out, you would see that the company is improving both its financial position and earnings. We need to continue to grow the company's financial assets to cover the cost of overhead and to improve operating results.

         TWST: WHO WOULD YOU DESCRIBE AS SOME OF YOUR MAIN COMPETITION AT THIS POINT, AND WHAT TRENDS DO YOU SEE DEVELOPING IN THE NEXT THREE TO FIVE YEARS OR SO THAT ARE GOING TO HELP YOU KEEP COMPETITIVE AND MAINTAIN SOME ADVANTAGE DOWN THE ROAD?

         MR. HUGHES: Our competition is really any financial service provider in our marketplace, whether it be other community banks that are in our backdrop, or some of the larger financial institutions such as Fleet and PNC, and traditional non-bank providers. We try to distinguish ourselves by providing exceptional service at the branch level. Most of our branches have extended business hours and several of our branches have Sunday hours, very much like the Commerce business model. We are planning on expanding our Sunday hours at several locations in 2002.

         From a marketing perspective, we've tried to make our branches very retail friendly. We have cafes in some of our branches, and we're going to expand our marketing attention to the retail customer to continue to garner core deposits.

         We at Unity, have a strong sales culture. If you look at the size of our organization, relative to other community banks, we have a SBA sales force of around six to seven loan officers. And we also have an equivalent amount of commercial loan officers. We are a commercial bank with the primary funding coming from the retail side of the business.

         TWST: HOW WOULD YOU SAY YOUR BALANCE SHEET STANDS AT THIS POINT, AND ARE YOU CONFIDENT THAT IT CAN HELP SUPPORT SOME OF YOUR MORE IMMEDIATE GOALS?

         MR. HUGHES: Our balance sheet is well positioned. Our strategy is to continue booking $6-7 million of SBA business a month, and to book $5 million of commercial business a month.

         On the SBA portfolio, we generally sell the guaranteed portion to enhance income. We hold the commercial portfolio for investment.

         On the retail side, we don't do a lot of mortgage loans because it's a low margin business. Most of our retail lending is home equity, auto loans, and other consumer lending.

         On the deposit side, we have what we believe to be one of the best retail deposit products. Opportunity checking provides very competitive rates compared to our peers. We most recently increased rates on this product while most of the other banks are dropping their rates. We've grown our opportunity product beyond 100% in 2001, and we expect to continue to have robust growth in this product in 2002.

         TWST: AS WE LOOK AHEAD OVER THE NEXT FEW YEARS OR SO, WHAT KIND OF A RATE OF GAIN IN SALES AND EARNINGS ARE YOU EXPECTING OVER THAT TIME PERIOD?

         MR. HUGHES: Our goal is to achieve significant growth in EPS within two years. If you look at our fundamentals, and you plot out where we are on a trend basis, and reasonable growth assumptions, an EPS target of $1.00 is not unreasonable. With prudent capital planning, in terms of the number of shares outstanding, we are relatively confident that we can significantly enhance EPS by concentrating on the fundamentals. We do not want to do anything fancy; just prudent lending and deposit generation at competitive rates. Asset growth with expense management should significantly enhance our value.

         TWST: WHAT ARE SOME OF THE MORE SIGNIFICANT FACTORS THAT YOU THINK YOU FACE ASIDE FROM, SAY, THE STATE OF THE GENERAL ECONOMY? WHAT ARE SOME OF THE HURDLES THAT CONCERN YOU SOMEWHAT?

         MR. HUGHES: The primary risk factor, as with any commercial bank, is the credit risk in the portfolio. We do have a sizeable commercial loan portfolio and SBA portfolio, so relative to our asset mix, we're more like a commercial bank than a retail bank. I would say we have a higher level of inherent credit risk on a peer comparison basis.

However, our returns on the SBA sales, compensate us for that risk. Our primary concern is maintaining credit quality while we grow the balance sheet.

         The only other risk that I am concerned with is a system conversion in 2002. From an operational point of view, we want to make certain that we keep the wheels on the machine as we continue to service our customers. We are planning to have a smooth conversion that's transparent to our both our depositor and loan customers.

         TWST: YOU MENTIONED BEFORE THAT THERE WAS A RESTRUCTURING AS FAR AS MANAGEMENT GOES, ARE YOU CONFIDENT THE PLAYERS ARE IN PLACE RIGHT NOW TO MAKE SURE UNITY BANCORP WILL EXECUTE THE WAY YOU HAVE TO DOWN THE LINE?

         MR. HUGHES: Our return to profitability has been the result of the new management team that has been put in place. We are very confident with our management team and are not planning any changes to our management structure for the foreseeable future. The President has done an excellent job in turning the company around and making those hard decisions in terms of staffing, restructuring the balance sheet, and divesting of the branches. So, yes, we are very comfortable with the organization as it stands today.

         TWST: AS A LONG-TERM INVESTOR SITTING DOWN WITH YOUR FINANCIAL REPORT, WHAT WOULD YOU SUGGEST THAT I FOCUS ON PRIMARILY?

         MR. HUGHES: I would look at the trends quarter-to-quarter. I would look at the growing net interest margin. I would look at the ratio of non-interest income to net interest spread, which is in the top of our peer group. We have sizeable gains on SBA sales and servicing income on the SBA portfolio. While we continue to show quarterly growth in revenue, non-interest expenses will grow at a much slower rate. You can expect to see continued improvement in the efficiency ratio over the next 24 months.

         TWST: WHAT ARE SOME OF THE PRIME FACTORS, DO YOU THINK, THAT HAVE HELPED YOUR OPERATING MARGIN OF LATE?

         MR. HUGHES: The primary factor has been the increase in our net interest margin. In 1999 and 2000,the company had significant liquidity problems, and as a result raised a lot of high-cost funding. As those high-cost deposits are replaced in a lower rate environment, we no longer need to pay rates above market. We are now re-pricing our cost of funds at market rates, which has given us the earnings momentum in this difficult rate environment.

         TWST: YOU MENTIONED BEFORE THAT YOUR VALUATION MIGHT NOT BE FAIR RELATIVE TO THE PERFORMANCE OF YOUR PEERS, DO YOU FEEL THAT THE INVESTING COMMUNITY HAS A GOOD UNDERSTANDING OF THE CHANGES YOU'VE BEEN MAKING?

         MR. HUGHES: At the present time, I'm not sure who in the investment community is following us that closely. The first quarter of real improved performance has not been until the recent third quarter. The first quarter and second quarter were impacted by the excess overhead from the company's restructuring. As we continue to report improved results on a quarter-by-quarter basis, ultimately the investment community is going to realize that there's a story unfolding at Unity. At the present time we're a company worth looking at in terms of valuation relative to book. The price of our stock to our book value makes us very much a value play.

         TWST: WHAT ARE THE TOP TWO OR THREE REASONS THAT YOU WOULD GIVE A LONG-TERM INVESTOR TO BUY TODAY?

         MR. HUGHES: THE primary reason I would give a long-term investor would be our commitment to providing excellence in customer service. I personally believe that the community bank does have value in today's marketplace, and if you capitalize on the void created by the large bank mergers, there is a real market opportunity for community banks. In the short term, if you look at the fundamentals of the company; forward earnings projections, multiple of earnings, multiple of book value, you would see Unity as an opportunity for both short-term appreciation and longer-term appreciation.

         TWST: IS THERE SOMETHING THAT I HAVEN'T BROUGHT UP THAT YOU WOULD LIKE TO MENTION?

         MR. HUGHES: To reiterate, we are all very bullish on where we're going in 2002 and beyond. We're basing our confidence on what we've been able to achieve in 2001. If you look at our insider trading, Board members are buying the stock, the employees are buying the stock, the price of our stock has increased from $2 to $6 1/4 during 2001. We're confident that we're going to see further improvement in our earnings, which will ultimately reflect in the continued value in our stock.

         TWST:  THANK YOU.   (AAM)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Unity Bancorp, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          UNITY BANCORP, INC.
                                          ------------------------------
                                          (Registrant)

Dated: January 22, 2002                   By: /s/ JAMES A. HUGHES
                                           ------------------------------
                                          Chief Financial Officer